                                                                      Exhibit 99







                                 -----------------------------------------------
                                 THE FIFTH THIRD
                                 BANCORP MASTER
                                 PROFIT SHARING PLAN
                                 Financial Statements and Supplemental Schedules for the Years Ended December 30, 1999 and December 31, 1998 and Independent Auditors' Report for Inclusion in the Annual Report (Form
                                 5500) to the Internal Revenue Service

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

INDEX TO
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
FOR THE YEARS ENDED DECEMBER 30, 1999 AND DECEMBER 31, 1998
--------------------------------------------------------------------------------


                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of December 30,
     1999 and December 31, 1998                                               2

   Statements of Changes in Net Assets Available for Benefits for the
     Years Ended December 30, 1999 and December 31, 1998                      3

   Notes to Financial Statements                                             4-8

SUPPLEMENTAL SCHEDULES:

   Assets Held for Investment Purposes as of December 30, 1999              9-10

   Reportable Transactions - Series of Transactions for the Year Ended
     December 30, 1999                                                       11

SUPPLEMENTAL SCHEDULES OMITTED - The following supplemental schedules are omitted because of the absence of conditions under which they are required:

   Assets Acquired and Disposed Within the Plan Year

   Party-in-Interest Transactions

   Obligations in Default

   Leases in Default

   Reportable Transactions - Single Transaction

INDEPENDENT AUDITORS' REPORT


Fifth Third Bancorp and the Trustees of The Fifth Third
  Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") as of December 30, 1999 and December 31, 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 30, 1999 and December 31, 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

Deloitte & Touche LLP

Cincinnati, OH
June 16, 2000

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 30, 1999 AND DECEMBER 31, 1998
-------------------------------------------------------------------------------

                                                   1999                1998

INVESTMENTS, At fair value (Notes 2,3,4):
  Common stock of Fifth Third Bancorp          $ 89,284,608        $ 66,323,514
  Collective Funds:
    Cash equivalents                              5,686,989           6,161,413
    Fixed income                                 67,024,815          64,251,504
    Equity                                      199,732,897         160,600,189
  Mutual Funds                                   86,624,054          50,719,582
  U.S. Government and agency securities           7,326,602           5,688,562
  Participant notes receivable                    1,274,448             817,101
                                               ------------        ------------
          Total investments                     456,954,413         354,561,865

ACCRUED INVESTMENT INCOME                           389,062             296,168

CONTRIBUTIONS RECEIVABLE FROM
  SUBSIDIARIES OF FIFTH THIRD BANCORP             2,300,502           1,734,026

CASH                                                 43,996              13,350
                                               ------------        ------------

NET ASSETS AVAILABLE FOR BENEFITS              $459,687,973        $356,605,409
                                               ============        ============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 30, 1999 AND DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                                                              1999                1998

ADDITIONS:
  Income from investments:
    Interest                                                             $  1,078,050         $    693,997
    Dividends                                                                 922,713            1,111,903
    Net appreciation in fair value of
      investments (Note 3)                                                 56,756,101           58,094,738
                                                                         ------------         ------------
           Total income from investments                                   58,756,864           59,900,638
                                                                         ------------         ------------

  Contributions from subsidiaries of Fifth Third Bancorp (Note 1)          15,069,038           11,852,942
  Contributions from participants (Note 1)                                 19,046,906           15,783,069
                                                                         ------------         ------------
           Total contributions                                             34,115,944           27,636,011
                                                                         ------------         ------------

  Other                                                                                             91,286
  Transfer of plan assets from acquired companies (Note 6)                 61,561,792           16,604,739
                                                                         ------------         ------------
           Total additions                                                154,434,600          104,232,674
                                                                         ------------         ------------

DEDUCTIONS:
  Benefits paid to participants (Note 1)                                  (51,241,780)         (21,593,405)
  Other disbursements                                                        (110,256)             (99,977)
                                                                         ------------         ------------
           Total deductions                                               (51,352,036)         (21,693,382)
                                                                         ------------         ------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                             103,082,564           82,539,292

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                       356,605,409          274,066,117
                                                                         ------------         ------------

  End of year                                                            $459,687,973         $356,605,409
                                                                         ============         ============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    DESCRIPTION OF PLAN

      The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      GENERAL - The Plan is a defined contribution profit sharing plan with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp ("Bancorp") subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. Employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The original Plan became effective December 31, 1954 and was last amended in its entirety effective November 1, 1996. As a result of this amendment, modifications to vesting, funding, and contributions became effective on January 1, 1997. In 1999, the Plan changed its year end to December 30.

      ADMINISTRATION - The Fifth Third Bank, a wholly-owned subsidiary of Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

      FUNDING AND VESTING - The Bancorp's profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp.

      The profit sharing contribution by the Bancorp and any nonvested balances remaining in the accounts of participants who terminate their employment are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

      Gains and losses under the Plan, including income from investments and changes in the market value of investments, are allocated to participants in proportion to their respective interests in the Plan as of the preceding valuation date, reduced by any payments to retired participants made during the period.

      Bancorp profit sharing contributions, as a percentage of annual salary, are allocated to eligible employees according to the following schedule:

            0% - Less than one year of service
           25% - One year of service, but less than two years of service
           50% - Two years of service, but less than three years of service 75% - Three years of service, but less than four years of service
          100% - Four years of service or more

      Participants are 100% vested in these contributions, subject to limited forfeiture for competition or dishonesty.

      The Plan permits voluntary contributions from participants up to 8% of their compensation. Such contributions are credited directly to the participants' accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. The Bancorp matches participants' voluntary contributions up to a maximum of 4% (6% as of January 1, 1999) of eligible annual compensation. Participants are eligible for matching after one year of service according to the following schedule:

            25% match - One year of service, but less than ten years of service 50% match - Ten years of service, but less than twenty years of service
            75% match - Twenty years of service or more

      Participants are 100% vested in matching contributions, subject to limited forfeiture for competition or dishonesty.

      Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

      TERMINATION - Although it has not expressed its intention to do so, Fifth Third Bank has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

      BENEFITS - The Plan provides for payment of normal retirement benefits of accumulated vested amounts upon reaching age 65 and has provisions for early withdrawals of vested benefits in instances of early retirement, disability, death, termination of employment, and financial hardship. Benefits are generally payable in the form of lump-sum payments or periodic payments.

      BENEFITS PAYABLE - Benefits payable, consisting of amounts owed but not paid as of year end for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 30, 1999 and December 31, 1998 were $8,015,945 and $6,624,243, respectively.

      TAX STATUS - The Internal Revenue Service has determined and informed the Bancorp by a letter dated September 18, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      INVESTMENT OPTIONS - The Balanced Fund is the basic investment option which is offered to participants. The Balanced Fund contains investments in collective funds invested in money market accounts, equity securities, guaranteed investments contracts, mutual funds and other fixed income securities. The Plan also allows the common stock of Fifth Third Bancorp as an investment option within the Balanced Fund for all participants. Participants who are age 50 and older or become permanently disabled may elect, within specified time periods, to invest their accounts in a Conservative Fund which contains investments in U.S. Government Securities, and collective funds invested in money market accounts, guaranteed investment contracts, U.S. Government Securities and other fixed income securities. In 1990, a fund was established to hold the assets of the merged First Ohio Bancshares Profit Sharing Plan. This Stock Fund contains investments in money market accounts and Fifth Third Bancorp common stock. In 1993, two new funds were established, the Fifth Third Quality Growth Fund and the Fifth Third Mid Cap Fund. In 1994, the Fifth Third International Equity Fund was established. The addition of these funds was made to allow Bancorp employees to choose from six investment options, (Balanced, Conservative, Stock, Quality Growth, Mid Cap, and International Equity) with their contributions. The Quality Growth, Mid Cap and International Equity funds are mutual funds. During 1996, the Participant Loan Fund was established.

      PARTICIPANT NOTES RECEIVABLE - Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the nonforfeitable portion of their account balance. Loan transactions are treated as a transfer to
      (from) the investment fund from (to) the Participant Loan Fund. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans originated during 1999 and 1998 were 9.50 (prime + 1%) and 8.75% (prime + 1%)
      respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

      WITHDRAWALS - Subject to the Plan administrator's sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant's voluntary contributions for financial hardship purposes.

      ADOPTION OF STATEMENT OF POSITION 99-3 - The Plan has adopted Statement of Position 99-3 "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Disclosure Matters." As a result, the by-fund disclosure of participant-directed investments and significant components of the changes in net assets relating to participant-directed investments has been eliminated.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following are the significant accounting policies followed by the
      Plan:

      GENERAL - The accounting records of the Plan are maintained on the accrual basis of accounting.

      VALUATION OF INVESTMENTS - Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.    INVESTMENTS

      Investments representing more than five percent of net assets at December 30, 1999 and December 31, 1998 are as follows:


                                                                                         FAIR VALUE
                                                                               --------------------------------
                                                                                   1999                1998

          Fifth Third Bank Common Stock Fund for Employee
            Benefit Plans                                                      $147,452,418        $121,542,903
          Fifth Third Bank Fixed Income Fund for Employee
            Benefit Plans                                                        67,024,815          64,251,504
          Fifth Third Bank Middle Capitalization Fund for Employee
            Benefit Plans                                                        52,280,479          39,057,286
          Fifth Third International Equity Fund                                  41,584,811          26,258,785
          Fifth Third Quality Growth Fund                                        32,456,567          15,581,588
          Fifth Third Bancorp common stock                                       89,284,608          66,323,514

      The following table represents the net appreciation in fair value of investments for the Plan for the years ended:

                                                                                DECEMBER 30,       DECEMBER 31,
                                                                                    1999               1998

          Net appreciation in fair value of investments:
            Common stock of Fifth Third Bancorp                                 $ 5,154,576        $15,271,331
            Collective funds - fixed income and equity                           37,108,502         35,965,834
            Mutual funds                                                         14,673,288          6,799,332
            U.S. Government, agency securities and other                           (180,265)            58,241
                                                                                -----------        -----------
          Total                                                                 $56,756,101        $58,094,738
                                                                                ===========        ===========

4.    NONPARTICIPANT - DIRECTED INVESTMENTS

      The Balanced Fund is considered to be nonparticipant-directed because the Company's discretionary match in 1999 and 1998 was made in the Balanced Fund and the employee and employer amounts have not been separately determined.

      Information about the net assets and the significant components of the changes in net assets relating to the Balanced Fund is as follows:

                                                                            DECEMBER 30,        DECEMBER 31,
                                                                                1999                1998

          Net assets - Balanced Fund                                        $335,649,434        $280,704,196


                                                                              YEAR ENDED         YEAR ENDED
                                                                             DECEMBER 30,       DECEMBER 31,
                                                                                 1999               1998

          Changes in net assets of Balanced Fund:
            Contributions                                                  $ 14,683,051         $ 13,169,830
            Income from investments                                          45,567,666           47,273,902
            Transfer of Plan assets from acquired companies                  35,841,814           16,604,739
            Distributions to participants                                   (35,964,175)         (16,425,322)
            Other                                                                    --               91,286
            Interfund transfer                                               (5,183,118)            (999,633)
                                                                           ------------         ------------

            Total changes in net assets of Balanced Fund                   $ 54,945,238         $ 59,714,802
                                                                           ============         ============

5.    TRANSACTIONS WITH RELATED PARTIES

      The Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

      At December 30, 1999 and December 31, 1998, the Plan held 1,216,826 and 930,034 shares of Fifth Third Bancorp common stock, respectively, with fair values of $89,284,608 and $66,323,514, respectively (see Note 1).

6.    PLAN ASSETS FROM ACQUIRED COMPANIES

      During 1998, approximately $16,605,000 was transferred to the Plan as a result of the acquisition of The Ohio Company.

      During 1999, approximately $61,562,000 was transferred to the Plan as a result of the acquisition of Citfed Bancorp, Inc., State Savings Company, and The Ohio Company in prior years.

                                   * * * * * *

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 30, 1999
--------------------------------------------------------------------------------

     PAR VALUE/
       NO. OF                                                                                                            CURRENT
       SHARES        ASSET DESCRIPTION                                                                 COST               MARKET

                     BALANCED FUND

                     COLLECTIVE FUNDS - CASH EQUIVALENTS:
      266,751          Fifth Third Banksafe Trust                                                   $    266,751        $    266,751
                                                                                                    ------------        ------------

                     COLLECTIVE FUNDS - FIXED INCOME:
                       Fifth Third Bank Fixed Income Fund
    1,461,975            for Employee Benefit Plans                                                   47,046,969          61,329,851
                                                                                                    ------------        ------------

                     COLLECTIVE FUNDS - EQUITY:
                       Fifth Third Bank Common Stock Fund
      384,351            for Employee Benefit Plans                                                   46,091,644         147,452,418
                       Fifth Third Bank Middle Capitalization Fund
      564,828            for Employee Benefit Plans                                                   27,372,539          52,280,479
                                                                                                    ------------        ------------
                                Total Collective Funds - Equity                                       73,464,183         199,732,897
                                                                                                    ------------        ------------

      475,650        COMMON STOCK - Fifth Third Bancorp                                               10,489,077          34,900,819
                                                                                                    ------------        ------------

    2,665,399        MUTUAL FUNDS - Fifth Third International Equity Fund                             29,970,328          37,235,626
                                                                                                    ------------        ------------
                                Total Balanced Fund                                                  161,237,308         333,465,944
                                                                                                    ------------        ------------

                                                                     (Continued)

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 30, 1999 (CONTINUED)
--------------------------------------------------------------------------------

    PAR VALUE/
      NO. OF                                                                                                CURRENT
      SHARES       ASSET DESCRIPTION                                                                        MARKET

                   CONSERVATIVE FUND

                   COLLECTIVE FUNDS - CASH EQUIVALENTS:
      393,159       Fifth Third Banksafe Trust                                                           $    393,159
    4,838,050       Fifth Third Bank Stable Value Fund for Employee Benefit Plans                           4,838,050
                                                                                                         ------------
                             Total Collective Funds - Cash Equivalents                                      5,231,209
                                                                                                         ------------

                  COLLECTIVE FUNDS - FIXED INCOME:
      135,756       Fifth Third Bank Fixed Income Fund for Employee Benefit Plans                           5,694,964
                                                                                                         ------------

                  BONDS:
      500,000       U.S. Treasury Note, 5.5%, due April 15, 2000                                              500,000
      500,000       U.S. Treasury Note, 5.5%, due December 31, 2000                                           497,030
      600,000       U.S. Treasury Note, 5.625%, due February 28, 2001                                         596,436
      400,000       U.S. Treasury Note, 6.375%, due March 31, 2001                                            400,876
      500,000       U.S. Treasury Note, 6.25%, due April 30, 2001                                             500,470
      500,000       U.S. Treasury Note, 5.875%, due November 30, 2001                                         496,875
      500,000       U.S. Treasury Note, 5.875%, due February 15, 2000                                         500,315
      400,000       U.S. Treasury Note, 5.5%, due January 31, 2003                                            390,500
      500,000       U.S. Treasury Note, 5.75%, due April 30, 2003                                             490,780
      600,000       U.S. Treasury Note, 5.625%, due May 15, 2001                                              595,500
      600,000       U.S. Treasury Note, 5.25%, due August 15, 2003                                            578,250
      600,000       U.S. Treasury Note, 5.125%, due August 31, 2003                                           596,814
    1,200,000       U.S. Treasury Note, 4.625%, due December 31, 2000                                       1,182,756
                                                                                                         ------------
                             Total Bonds                                                                    7,326,602
                                                                                                         ------------

                             Total Conservative Fund                                                       18,252,775
                                                                                                         ------------

                  STOCK FUND:
      189,029       Collective Funds - Cash Equivalents - Fifth Third Banksafe Trust                          189,029
      741,176       Common Stock - Fifth Third Bancorp                                                     54,383,789
                                                                                                         ------------
                             Total Stock Fund                                                              54,572,818
                                                                                                         ------------

                  QUALITY GROWTH FUND:
    1,281,855       Mutual Funds - Fifth Third Quality Growth Fund                                         32,456,567
                                                                                                         ------------
                            Total Quality Growth Fund                                                      32,456,567
                                                                                                         ------------

                  MIDDLE CAPITALIZATION FUND:
      741,466       Mutual Funds - Fifth Third Middle Capitalization Fund                                  12,582,676
                                                                                                         ------------
                            Total Middle Capitalization Fund                                               12,582,676
                                                                                                         ------------

                  INTERNATIONAL EQUITY FUND:
      311,323       Mutual Funds - Fifth Third International Equity Fund                                    4,349,185
                                                                                                         ------------
                             Total International Equity Fund                                                4,349,185
                                                                                                         ------------

                  LOAN FUND:
                    Participant Notes Receivable (Interest Rate 8.75%)                                      1,274,448
                                                                                                         ------------
                            Total Loan Fund                                                                 1,274,448
                                                                                                         ------------

                  TOTAL                                                                                  $456,954,413
                                                                                                         ============

FIFTH THIRD BANCORP MASTER
PROFIT SHARING PLAN

SCHEDULE OF REPORTABLE TRANSACTIONS - SERIES OF TRANSACTIONS (A)
FOR THE YEAR ENDED DECEMBER 30, 1999
--------------------------------------------------------------------------------

                                                NUMBER OF      PURCHASE           SELLING                               NET
                                               TRANSACTIONS      PRICE             PRICE              COST              GAIN

SERIES OF TRANSACTIONS:                             12        $8,845,318        $ 9,423,520        $9,423,520        $       --
  Balanced Fund - Fifth Third Banksafe Trust
    (7 purchases, 5 sales)

  Balanced Fund - Fifth Third Bank Common            9         9,099,391         13,126,250         4,229,139         8,897,111
    Stock Fund for Employee Benefits Plans
    (3 purchase, 6 sales)



(A) "Reportable Transactions" are as defined in Section 2520.103-6 of the Department of Labor's Rules and Regulations.